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MTI Announces Voluntary Delisting from Nasdaq

Albany, N.Y., April 6, 2009 - Mechanical Technology, Incorporated (“MTI” or “the Company”) (NASDAQ: MKTY) today announced that it has given formal notice to the Nasdaq Stock Market (“Nasdaq”) of the Company’s intention to voluntarily delist its common stock from the Nasdaq Capital Market. The Company also announced it intends to deregister its common stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company currently anticipates that it will file with the Securities and Exchange Commission (“SEC”) and Nasdaq a Form 25 relating to the delisting and deregistration of its common stock on or about April 16, 2009, with the delisting of its common stock taking effect no earlier than ten days thereafter. As a result, the Company expects that the last day of trading of its common stock on the Nasdaq Capital Market will be on or about April 24, 2009.

The decision to delist has been reached as part of the Company's overall strategy to conserve resources and improve cost-effectiveness as the benefits of maintaining a Nasdaq listing have declined over time. The average daily trading volume of the common stock on Nasdaq for the last twelve months from April 1, 2008 to March 31, 2009 was approximately 21,000 shares, which is less than 0.45% of the Company’s outstanding shares of common stock. Considering the limited trading volume and low trading prices on Nasdaq, the Company has concluded a listing on Nasdaq does not justify the expense and administrative burden associated with maintaining such listing.

Further, the Company also announced today that, on March 31, 2009, the Company received a Staff Deficiency Letter from Nasdaq regarding its failure to meet the minimum stockholders’ equity requirement of $2.5 million as required under Marketplace Rule 4310(c)(3) for continuing listing on the Nasdaq Capital Market. Since the Company had determined to voluntarily delist its common stock from the Nasdaq Capital Market prior to receiving the letter, it will not seek to regain compliance with the Nasdaq Marketplace Rule.

In addition, in accordance with Nasdaq Marketplace Rule 4350(b)(1)(B) and as disclosed in its previously filed Form 10-K for the year ended December 31, 2008, the Company announced that it has received an audit opinion that expresses doubt about the ability of the Company to continue as a going concern.

Following the delisting, the Company anticipates that its common stock will be quoted on the OTC Bulletin Board and/or the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company’s common stock. However, the Company can give no assurance that trading in its common stock will continue on the Pink Sheets or on any other securities exchange or quotation medium. The Company will continue to file periodic and other reports with the SEC as the Company’s common stock will remain registered under Section 12(g) of the Exchange Act.

About MTI

MTI is primarily engaged in the development and commercialization of Mobion ® off-the-grid portable power solutions through its subsidiary MTI MicroFuel Cells Inc. (“MTI Micro”). MTI Micro has a team of entrepreneurial business executives, researchers and scientists; a proprietary direct methanol micro fuel cell power system and a number of system prototypes demonstrating size reductions and performance improvements; and related intellectual property. MTI Micro has received government funding and developed strategic partnerships to facilitate efforts to achieve commercialization. MTI is also engaged in the design, manufacture, and sale of test and measurement instruments and systems through its subsidiary MTI Instruments, Inc. For more information about the Company, please visit www.mechtech.com.

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Statements in this press release which are not historical fact including statements regarding management’s intentions, hopes, goals, beliefs, expectations, projections, plans, anticipation, outlook or predictions of the future are forward looking statements. Such statements include the expectation that the shares of our common stock will be quoted on the OTC Bulletin Board and/or the Pink Sheets. All forward-looking statements are made as of today, and MTI disclaims any duty to update such statements. It is important to note that the Company’s actual results could differ materially from those projected in forward-looking statements. Factors that could cause the anticipated results not to occur include the lack of liquidity in our common stock; and the risk factors listed from time to time in the Company’s SEC reports including but not limited to, our annual report on Form 10-K for the year ended December 31, 2008.